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                                                                    EXHIBIT 99.1

                         FLEMING TO OFFER $260 MILLION

                        10-YEAR SENIOR SUBORDINATED NOTES

         NET PROCEEDS TO REDEEM 10.5% SENIOR SUBORDINATED NOTES DUE 2004

DALLAS, APRIL 1, 2002 - Fleming Companies, Inc. (NYSE: FLM) today announced that it intends to offer for sale $260 million of senior subordinated notes due 2012 in a private placement. The net proceeds of the offering will be used to redeem Fleming's currently outstanding $250 million 10.5% senior subordinated notes due 2004. The new 10-year notes, which will be guaranteed by Fleming's current and future wholly-owned subsidiaries, could be priced for sale as soon as tomorrow, April 2nd, 2002. Fleming will issue a formal Notice of Redemption for the 2004 notes shortly.

"The combined benefits of low interest rates and strength in the capital markets provide Fleming an opportunity to, essentially, extend the maturity on this debt," said Neal J. Rider, Fleming's Executive Vice President and Chief Financial Officer.

The new 10-year notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This release includes forward-looking statements that depend on future events for their accuracy, or rely upon projections and assumptions that may prove to be inaccurate. These forward-looking statements and the company's business and prospects are subject to a number of factors that could cause actual results to differ materially, including: the ability to obtain capital or obtain it on acceptable terms; adverse effects of the changing industry environment and increased competition; adverse effects of Kmart Corporation's recent bankruptcy filing; negative effects of the company's substantial indebtedness and the limitations imposed by restrictive covenants contained in the company's debt instruments; general economic conditions; and disruptions in labor relations with union bargaining units. These and other risk factors are described in the company's Securities and Exchange Commission reports, including but not limited to the 10-K Report for the 2001 fiscal year. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.